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                          CERTIFICATE OF INCORPORATION

                                       OF

                             A.M.S. MARKETING, INC.


        The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that:

        FIRST: The name of this corporation is:

                             A.M.S. MARKETING, INC.

        SECOND: Its Registered Office in the State of Delaware is to be located at 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The Registered Agent in charge thereof is National Registered Agents, Inc.

        THIRD: The purpose of the corporation is to engage in lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH: The amount of the total authorized capital stock of the corporation is 20 million, all of which are of a par value of $.001 each and classified as Common Stock.

        FIFTH: The name and mailing address of the incorporator are as follows:


                NAME                    MAILING ADDRESS
                ----                    --------------
                Carol Zappelli          Silverman, Collura, Chernis & Balzano, P.C.
                                        381 Park Avenue South
                                        New York, NY  10016


        SIXTH: The duration of the corporation shall be perpetual.

        SEVENTH: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

        EIGHTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suite or other proceeding in which he may be involved or


                               Delaware Certificate of Incorporation 7/95-2


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with which he may be threaten, or other matters referred to in or covered by said provisions both as to action in his official capacity, and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Dated on this 23rd day of July, 1998



                                       ___________________________________
                                       Carol Zappelli, Incorporator


                               Delaware Certificate of Incorporation 7/95-2



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                           CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            A. M. S. MARKETING, INC.


        A.M.S. MARKETING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

        FIRST: That the Board of Directors of A.M.S. MARKETING, INC., INC.
(the "Corporation") by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

        RESOLVED: that the Certificate of Incorporation of the Corporation, be amended by deleting the words "no par value", which were included by error in the Certificate of Incorporation, from the first sentence of ARTICLE FOURTH and by adding the following sentence to ARTICLE FOURTH: "Each share of Common Stock outstanding at 9:00 a.m. on January 25, 1999 shall be deemed to be two shares of Common Stock of the Corporation, par value $.001 per share." Said ARTICLE FOURTH shall read in its entirety as follows:

            "FOURTH: The amount of the total authorized capital stock of the Corporation is 20 million, all of which are of a par value of $.001 each and classified as Common Stock. Each share of Common Stock outstanding at 9:00 a.m. on January 25, 1999 shall be deemed to be two shares of Common Stock of the Corporation, par value $.001 per share."

        SECOND: That in lieu of a meeting and vote of stockholders, the majority stockholder has given written consent and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General




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Corporation Law of the State of Delaware.

        FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective at 9:00 a.m. on January 25, 1999.

        IN WITNESS WHEREOF, said A.M.S. MARKETING, INC. has caused this certificate to be signed by Alfred M. Schiffrin, its President, Secretary/Treasurer, this 22nd day of January, 1999.


                                               A.M.S. MARKETING, INC.


                                               By: Alfred M. Schiffrin
                                                   ...........................
                                                   Name:  Alfred M. Schiffrin
                                                   Title: President,
                                                          Sectetary/Treasurer
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